FORM 4
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

__ Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person
    (Last)   McCall
    (First)  Ronald
    (Middle) D.
    (Street) 601 North Franklin Street, #500
    (City)   Tampa
    (State)  Florida
    (Zip)    33602

2.  Issuer Name and Ticker or Trading Symbol
CryoLife, Inc. ("CRYL")

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
December/1995

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
  x  Director
  x  Officer (give title below)
     10% Owner
     Other (specify below)
     Secretary and Treasurer

TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
BENEFICIALLY OWNED

Transaction I

1.  Title of Security (Instr. 3)
Common Stock

2.  Transaction Date (Month/Day/Year)
12/05/95

3.  Transaction Code (Instr. 8)

Code
S

V--No

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3 and 4)

Amount
1,000

(A) or (D)
D

Price
$13.50

Transaction II

1.  Title of Security (Instr. 3)
Common Stock

2.  Transaction Date (Month/Day/Year)
12/08/95

3.  Transaction Code (Instr. 8)

Code
S

V--No

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3 and 4)

Amount
2,000

(A) or (D)
D

Price
$14.25

5.  Amount of Securities Beneficially Owned at End of Month
(Instr. 3 and 4)
28,296

6.  Ownwership Form:  Direct (D) or Indirect (I) (Instr. 4)
D

5.  Amount of Securities Beneficially Owned at End of Month
(Instr. 3 and 4)
5000

6.  Ownwership Form:  Direct (D) or Indirect (I) (Instr. 4)
I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

by Spouse


TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS,
CONVERTIBLE SECURITIES)

1.  Title of Derivative Security (Instr. 3)

2.  Conversion or Exercise Price of Derivative Security

3.  Transaction Date (Month/Day/Year)

4.  Transaction Code (Instr. 8)

Code

V

5.  Number of Derivative Securities Acquired (A) or Disposed of
(D) (Instr. 3, 4, and 5)

(A)
(D)

6.  Date Exercise and Expiration Date (Month/Day/Year)

Date Exercisable
Expiration Date

7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

Title
Amount or Number of Shares

8.  Price of Derivative Security (Instr. 5)

9.  Number of Derivative Securities Beneficially Owned at End of
Month (Instr. 4)

10.  Ownership Form of Derivative Security:  Direct (D) or
Indirect (I) (Instr. 4)

11.  Nature of Indirect Beneficial Ownersihp (Instr. 4)


Explanation of Responses:





        Ronald D. McCall            1/09/96
**Signature of Reporting Person     Date